EXHIBIT XI
                            U.S.B. HOLDING CO., INC.
                        COMPUTATION OF EARNINGS PER SHARE

             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                       Three Months       Nine Months
                                                          Ended              Ended
                                                   September 30, 1998  September 30, 1998
                                                   ------------------  ------------------
                                                          (000's, except share data)
Weighted average number of shares outstanding           14,115,965         14,013,969

Assuming exercise of options and vesting of
      restricted stock not vested, reduced by
      the number of shares which could have been
      purchased with the proceeds from exercise of
      such options and assumed proceeds from
      vesting of such restricted stock                   1,009,371          1,092,766
                                                      ------------       ------------

Adjusted weighted average shares                        15,125,336         15,106,735
                                                      ------------       ------------

Net income (loss) available to common shareholders    $         (1)      $      8,538
                                                      ============       ============

Basic earnings per share                              $         --       $       0.61
                                                      ============       ============

Diluted earnings per share                            $         --       $       0.57
                                                      ============       ============